Exhibit 99.1

Odysight.ai Reports Financial Results for The Nine Months Ended September 30, 2025 and Provides Business Update

OMER, Israel, November 13, 2025 – Odysight.ai Inc. (NASDAQ: ODYS), a leading provider of visual based predictive maintenance (PdM) and condition-based monitoring (CBM) solutions, announces its financial results for the nine months ended September 30, 2025, and provides a business update.

Key highlights for the nine months ended September 30, 2025

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Revenues for the first nine months of 2025 were approximately $2.6 million; Cash Balance[1] of approximately $29.8 million as of September 30, 2025.

Backlog of approximately $14.2 million as of September 30, 2025. Monetization of backlog started in 2025 and is expected to continue through 2026 and beyond. The backlog includes an agreement with a global internation defense contractor to install Odysight’s visual sensing and AI analytics solution on hundreds of UAVs targeting the global market, installation of our solution on SH-60 Seahawk Maritime Rotary Wing Aircraft and several other POCs. Management is engaged in advanced negotiations to increase the backlog in the coming months.

●	Strengthened our global presence with important commercial achievements:

-	Completed the transition from focusing on the medical sector to the aerospace, transportation and industrial sectors, with commercial aerospace revenues booked in 2025.

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Successful completion of a European flight of our system on an AW139 Leonardo helicopter tested by the Italian Air Force. This milestone represents Odysight.ai’s first operational footprint in Europe, a significant step forward as the Company expands into the world’s second largest helicopter market.

-	Completed the delivery of a vision-based monitoring system for the Heron TP UAV, a remotely piloted aircraft system. The system, developed by Odysight.ai for Israel’s Ministry of Defense (MOD), provides advanced remote monitoring capabilities using specialized algorithms and a miniature sensor-based optical system.

-	Signed a strategic partnership with a multinational technology group to integrate Odysights’s predictive health monitoring (PHM) system on several platforms. The proof-of-concept deployment is focused on selected heavy vehicles across the fields of defense, mining, agriculture and heavy autonomous vehicle sectors.

-	Received a PO for the first commercial batch of 200 Industrial Predictive Monitoring Systems from a leading European provider of industrial sensing and monitoring solutions.

-	Deployed Odysight’s PHM system to prevent derailments and enhance railway safety in partnership with Israel Railways. Ongoing discussions to further expand deployment.

Yehu Ofer, Chief Executive Officer of Odysight.ai: “The first nine months of 2025 mark a transformative phase for Odysight.ai. We have built the foundation for sustained growth. The monetization of our backlog has begun, reflecting increasing market adoption of our visual sensing and AI analytics dual use technologies across both unmanned and manned platforms. Our strategic pivot from the medical device market to aerospace, transportation, and industrial sectors is now clearly starting to deliver results. From our TruVision® European flight on the AW139 with the Italian Air Force—our first operational footprint in Europe—to our deployments on UAVs, SH-60 Seahawk aircraft and heavy industrial platforms, Odysight.ai is executing on a global scale. The recent delivery of our system for the Heron TP UAV and our predictive health monitoring deployments with Israel Railways and a leading European industrial partner underscore our ability to translate cutting-edge technology into real-world impact. We remain focused on expanding our backlog as we continue building Odysight.ai into a global leader in intelligent vision-based monitoring and predictive analytics.”

Einav Brenner, Chief Financial Officer of Odysight.ai: “The financial results for the first nine months of 2025 reflect a disciplined execution of our growth strategy. With revenues of approximately $2.6 million and a strong cash position of approximately $29.8 million as of September 30, 2025, Odysight.ai remains well-capitalized to fund its expansion and deliver on its commercial commitments. Our balance sheet strength allows us to support ongoing R&D activities, execute large-scale deployments and pursue new strategic opportunities. The transition from the medical sector has temporarily impacted revenues, however we believe this better positions us for long-term growth. The backlog, which has begun to monetize this year, provides clearer revenue visibility into 2026 and beyond. We are actively engaged in negotiations that could increase our backlog in the near term, further enhancing our growth outlook. Importantly, the transition to the aerospace, transportation and industrial sectors is now reflected in our revenue mix—validating the long-term commercial potential of our core technology. We plan to continue to manage our capital prudently while investing in programs that generate sustainable value and position Odysight.ai for profitability.”

Financial highlights for the nine months ended September 30, 2025

Revenues were approximately $2.6 million, compared to $2.7 million for the nine months ended September 30, 2024.

Revenues for the nine months ended September 30, 2025 were primarily comprised of $0.7 million in revenues from our vision-based platform solutions for PdM and CBM, and $1.7 million from released contract liability associated with our former Fortune 500 medical company customer. Revenues for the nine months ended September 30, 2024 were primarily comprised of $2.0 million in revenues from products sold to the Fortune 500 medical company customer, and $0.6 million in revenues from our vision-based platform solutions for PdM and CBM.

Backlog2 was approximately $14.2 million as of September 30, 2025.

Cost of Revenues was $1.9 million for the nine months ended September 30, 2025, compared to $2.0 million for the nine months ended September 30, 2024. The decrease in cost of revenues is consistent with the decrease in revenues.

Gross Profit was $0.7 million for the nine months ended September 30, 2025, reflecting a gross margin of approximately 27%, compared to gross profit of $0.7 million and gross margin of approximately 26% for the nine months ended September 30, 2024.

Operating expenses were $14.4 million for the nine months ended September 30, 2025, compared to $9.4 million for the nine months ended September 30, 2024. The increase was primarily driven by the expansion of the Company’s operations, including the development of new Industry 4.0 products, enhanced selling and marketing activities, including efforts to penetrate new markets and verticals and enhance product visibility, as well as one-time expenses related to the Company’s uplisting to Nasdaq.

Net loss was $12.8 million for the nine months ended September 30, 2025, compared to $8.2 million for the nine months ended September 30, 2024.

Cash Balance1 as of September 30, 2025 was $29.8 million, compared to approximately $13.6 million as of September 30, 2024. In February 2025, the Company uplisted to the Nasdaq Capital Market and completed a U.S. underwritten public offering with gross proceeds of approximately $23.7 million.

1 Including cash, cash equivalents and restricted cash.

2 Backlog is measured and defined differently by companies within our industry. We refer to “backlog” as our booked orders based on purchase orders or hard commitments but not yet recognized as revenue. Backlog is not a comprehensive indicator of future revenue and is not a measure of profitability. Orders included in backlog may be cancelled or rescheduled by customers. A variety of conditions, both specific to the individual customer and generally affecting the customer’s industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. Projects may remain in backlog for extended periods of time.

About Odysight.ai

Odysight.ai, incorporated in Nevada U.S., with European and Israeli subsidiaries, is pioneering the Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with its visualization and AI platform. Providing video sensor-based solutions for critical systems in the aviation, transportation, and energy industries, Odysight.ai leverages proven visual technologies and products from the medical industry. Odysight.ai’s unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Odysight.ai’s platform allows maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring.

We routinely post information that may be important to investors in the Investors section of our website. For more information, please visit: http://www.odysight.ai or follow us on Twitter, LinkedIn and YouTube.

Backlog

We present our results of operations in a way that we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Backlog is presented for supplemental informational purposes only, and is not intended to be a substitute for any GAAP financial measures, including revenue or net income (loss), and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance. In addition, backlog should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, backlog should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, expectations regarding monetization of backlog, the potential for the expansion of the backlog and statements regarding long-term growth prospects. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward- looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro Odysight.ai technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of Odysight.ai’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on a single customer that accounts for a substantial portion of our revenues, (xi) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xiii) the impact of computer system failures, cyberattacks or deficiencies in our cybersecurity, (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction, including the adoption or expansion of economic sanctions, tariffs or trade restrictions and (xv) political, economic and military instability in Israel, including the impact of Israel’s war against Hamas, Hezbollah and Iran. These and other important factors discussed in Odysight.ai’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2025, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Company Contact:

Einav Brenner, CFO

info@odysight.ai

Investor Relations Contact:

Miri Segal

MS-IR LLC

msegal@ms-ir.com

Tel: +1-917-607-8654

ODYSIGHT.AI INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Nine months ended September 30,		Three months ended September 30,
	2025	2024	2025	2024
	Unaudited
	USD in thousands

REVENUES	2,576	2,660	149	1,292
COST OF REVENUES	1,882	1,964	126	887
GROSS PROFIT	694	696	23	405
RESEARCH AND DEVELOPMENT EXPENSES	7,322	4,705	2,479	1,730
SALES AND MARKETING EXPENSES	1,604	806	580	347
GENERAL AND ADMINISTRATIVE EXPENSES	5,473	3,929	1,671	1,344
OPERATING LOSS	(13,705)	(8,744)	(4,707)	(3,016)
FINANCING INCOME, NET	949	533	291	149
NET LOSS	(12,756)	(8,211)	(4,416)	(2,867)

ODYSIGHT.AI INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	Unaudited	Audited
	USD in thousands
Assets

CURRENT ASSETS:
Cash and cash equivalents	29,482	18,164
Restricted cash	331	-
Restricted deposit	-	322
Accounts receivable	354	1,510
Inventory	-	203
Other current assets	1,173	588
Total current assets	31,340	20,787

NON-CURRENT ASSETS:
Contract fulfillment assets	-	1,017
Property and equipment, net	360	407
Operating lease right-of-use assets	833	1,113
Severance pay asset	286	259
Other non-current assets	96	96
Total non-current assets	1,575	2,892

TOTAL ASSETS	32,915	23,679
Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Accounts payable	357	442
Contract liabilities - short term	240	702
Operating lease liabilities - short term	535	539
Accrued compensation expenses	1,276	1,124
Related parties	230	120
Other current liabilities	568	368
Total current liabilities	3,206	3,295

NON-CURRENT LIABILITIES:
Contract liabilities - long term	-	1,373
Operating lease liabilities - long term	309	508
Liability for severance pay	286	259
Total non-current liabilities	595	2,140

TOTAL LIABILITIES	3,801	5,435

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized as of September 30, 2025 and December 31, 2024, 16,334,158 and 12,612,517 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	17	13
Additional paid-in capital	87,827	64,205
Accumulated deficit	(58,730)	(45,974
TOTAL SHAREHOLDERS’ EQUITY	29,114	18,244

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	32,915	23,679